SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:
[ ]	Preliminary information statement.
[ ]	Confidential, for Use of the Commissioner Only (as permitted by Rule 14c-5(d)(2)).
[X]	Definitive information statement.

Investment Managers Series Trust
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies: N/A

(2)	Aggregate number of securities to which transaction applies: N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)	Proposed maximum aggregate value of transaction: N/A

(5)	Total fee paid: $0

[ ]	Fee paid previously with preliminary materials. N/A

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: N/A

(2)	Form, Schedule or Registration Statement No.: N/A

(3)	Filing Party: N/A

(4)	Date Filed: N/A

IMPORTANT NEWS ABOUT THE PALMER SQUARE ABSOLUTE RETURN FUND

November 18, 2013

To the Shareholders of the Palmer Square Absolute Return Fund:

The Board of Trustees of Investment Managers Series Trust has appointed MPAM Credit Trading Partners L.P. (“MPAM”) as a new sub-advisor to the Palmer Square Absolute Return Fund (the “Fund”).  Palmer Square Capital Management LLC (“Palmer Square”) continues to serve as investment advisor to the Fund.  Palmer Square and MPAM entered into a sub-advisory agreement with respect to the Fund as of August 20, 2013.  Coe Capital Management, LLC, SSI Investment Management, Inc., and Turner Investments L.P. continue to serve as sub-advisors to the Fund, although the sub-advisors to which the Fund’s assets are allocated and the amounts of their allocations may change from time to time in the sole discretion of Palmer Square.  There will be no increase in fees to the Fund and its shareholders as a result of the appointment of MPAM as a sub-advisor of the Fund.

The next few pages of this package provide more information about MPAM.  Please take a few moments to read them.  Call us at 1-866-933-9033 if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in the Palmer Square Absolute Return Fund.

Sincerely,

John Zader
President

INVESTMENT MANAGERS SERIES TRUST

INFORMATION STATEMENT
TO SHAREHOLDERS OF THE
PALMER SQUARE ABSOLUTE RETURN FUND

This document is an Information Statement and is being furnished to shareholders of the Palmer Square Absolute Return Fund (the “Fund”), a series of Investment Managers Series Trust (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemption order issued to the Trust by the Securities and Exchange Commission (the “SEC”).  Palmer Square Capital Management LLC (“Palmer Square”) serves as the investment advisor for the Fund.  The exemption order permits Palmer Square and the Board of Trustees of the Trust (the “Board”) to employ unaffiliated sub-advisors, terminate sub-advisors, and modify sub-advisory agreements with unaffiliated sub-advisors without prior approval of the Fund’s shareholders.

The Board reviews advisory and sub-advisory agreements annually.  In addition, under the SEC order, if Palmer Square and the Board retain a new sub-advisor, the Trust is required to provide an Information Statement to shareholders of the Fund explaining the change.

This Information Statement is being mailed on or about November 18, 2013, to the shareholders of the Fund as of November 1, 2013.  The Fund will pay the expenses of preparing this Information Statement.  Certain information on the share ownership of the Fund is set forth in Appendix A.

WE ARE NOT ASKING YOU FOR A PROXY.
 PLEASE DO NOT SEND US A PROXY.

Appointment of MPAM Credit Trading Partners L.P. as a Sub-advisor to the Palmer Square Absolute Return Fund

On June 19-20, 2013, the Board of Trustees of Investment Managers Series Trust (the “Trust”), including the Trustees of the Trust who are not “interested persons” of the Trust (the “Independent Trustees”), as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), unanimously approved the appointment of MPAM Credit Trading Partners L.P. (“MPAM”) as a new sub-advisor to the Palmer Square Absolute Return Fund series of the Trust (the “Fund”).  The Board approved MPAM upon the recommendation of Palmer Square Capital Management LLC (“Palmer Square”), the Fund’s investment advisor.

No Trustees or officers of the Trust are officers, employees, directors, managers or members of MPAM.  In addition, since the beginning of the Trust’s last fiscal year, no Trustee has had, directly or indirectly, a material interest in MPAM, any of MPAM’s parents or subsidiaries, or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which MPAM, any of its parents or subsidiaries, or any subsidiaries of a parent of any such entities, was or is to be a party.

Consideration of the Board of Trustees Regarding MPAM Credit Trading Partners L.P.

At its June 2013 meeting, in connection with its review of the proposed sub-advisory agreement with MPAM, the Trustees discussed, among other things, the nature, extent and quality of the services to be provided by MPAM with respect to the Fund; the proposed sub-advisory fee to be paid to MPAM; and the economies of scale and other potential benefits to MPAM expected to result from its relationship with the Fund.  The Board considered a variety of matters with respect to MPAM, including information about the background, education and experience of its portfolio management and operational personnel; its capitalization and overall financial strength and stability; its risk management processes and compliance policies and procedures; its resources and related efforts to retain, attract and motivate capable personnel to serve the Fund; and the overall general quality and depth of its organization.  The Board also reviewed information regarding MPAM’s investment philosophy and processes as well as its brokerage and trading practices.

The Board reviewed information regarding the historical performance of MPAM Credit Fund L.P., a private investment fund managed by MPAM using the strategy it would use to manage its portion of the Fund.  They observed that the gross returns of MPAM Credit Fund L.P. exceeded the return of the HFRI Relative Value: Fixed Income Corporate Index for the one-year period ended March 31, 2013, although it was significantly less than the Index return for the period since inception (in November 2010).

The Board noted the relationship between the sub-advisory fees proposed to be charged to the Fund and MPAM’s standard fee schedule. They considered that the proposed sub-advisory fees for MPAM were the same as those paid by its other registered investment company clients. They noted that the potential benefits received by MPAM as a result of its relationship with the Fund would include not only the sub-advisory fees paid to it, but also the benefits of any deeper relationship with broker-dealers executing transactions on behalf of the Fund and the intangible benefits of any favorable publicity arising in connection with the Fund’s performance. The Board noted that the Fund’s asset levels are still likely be too low to achieve significant economies of scale and that the matter of such economies would be reviewed in the future as Fund assets grow.

Based on its review, the Board concluded that MPAM would have the capabilities, resources and personnel necessary to manage its portion of the Fund and would provide the Fund with a reasonable potential for good investment results.  The Board also concluded that, in light of the services proposed to be provided by MPAM to the Fund, the compensation to be paid to MPAM was fair and reasonable.  Based on these and other considerations, the Board and the Independent Trustees approved the sub-advisory agreement with MPAM for an initial two-year term.

Additional Information about MPAM

MPAM is located at 600 Superior Avenue East, Suite 2550, Cleveland, Ohio 44114, and is owned by Craig E. Ruch, Brent C. Zimmerman and MatlinPatterson Asset Management L.P., which in turn is ultimately owned by Allied World Assurance Co Holdings, AG, David H. Cody, David Matlin and Mark Patterson.  MPAM provides investment advisory services to other registered investment companies and private investment funds, and as of April 1, 2013, managed $491 million in assets.

MPAM’s portion of the Fund is managed by Craig E. Ruch and Brent C. Zimmerman.  Mr. Ruch is Chief Executive Officer and Senior Portfolio Manager for MPAM and has worked for MPAM since November 2010.  Mr. Zimmerman is President and Portfolio Manager for MPAM and joined MPAM in November 2010.

The names and principal occupations of the principal executive officers and directors of MPAM are listed below:

Name	Principal Occupation/Title
Craig E. Ruch	Chief Executive Officer, Managing Principal and Limited Partner
Brent C. Zimmerman	President, Managing Principal and Limited Partner
Christopher C. Welker	Chief Operating Officer
Robert H. Weiss	Chief Compliance Officer and General Counsel
David H. Cody	Managing Principal
Cameron A. Hillyer	Chief Financial Officer

Each of the principal executive officers and directors of MPAM is located at 600 Superior Avenue East, Suite 2550, Cleveland, Ohio 44114.

Terms of Sub-Advisory Agreement

The sub-advisory agreement will remain in effect for an initial two-year period.  After the initial two-year period, the sub-advisory agreement will continue in effect from year to year only as long as such continuance is specifically approved at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting shares of the Fund, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to the sub-advisory agreement or “interested persons” of Palmer Square, MPAM or the Trust.

The sub-advisory agreement may be terminated at any time without the payment of any penalty by the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting shares of the Fund, or by MPAM or Palmer Square, upon 60 days' written notice to the other party.  Additionally, the sub-advisory agreement automatically terminates in the event of its assignment (as defined in the 1940 Act) or the termination of the advisory agreement between the Trust and Palmer Square with respect to the Fund.

The sub-advisory agreement provides that MPAM shall not be liable for any error of judgment or for any loss suffered by the Trust in connection with the sub-advisory agreement, except for a loss resulting from a breach of fiduciary duty, or for a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or from reckless disregard by the sub-advisor of its duties under the sub-advisory agreement.

All sub-advisory fees are paid by Palmer Square and not the Fund.  Because Palmer Square pays MPAM out of the fees received by Palmer Square from the Fund, there is no “duplication” of advisory fees paid.  There will be no increase in advisory fees to the Fund and its shareholders in connection with the appointment of MPAM as a new sub-advisor to the Fund.

General Information

The principal executive offices of the Trust are located at 803 West Michigan Street Milwaukee, Wisconsin 53233.  The Trust’s co-administrators are Mutual Fund Administration Corporation, which is located at 2220 E. Route 66, Suite 226, Glendora, California 91740, and UMB Fund Services, Inc. (“UMB”), which is located at 803 W. Michigan Street, Milwaukee, Wisconsin 53233.  UMB also serves as the Trust’s transfer agent.  The Trust’s distributor is IMST Distributors, LLC, which is located at Three Canal Plaza, Suite 100, Portland, Maine 04101.  The Fund’s custodian is JP Morgan Chase Bank, N.A., 14201 Dallas Parkway, Dallas, Texas 75254. Counsel to the Trust and the Independent Trustees is Bingham McCutchen LLP, 355 South Grand Avenue, Suite 4400, Los Angeles, California 90071.

The Trust will furnish, without charge, a copy of the most recent annual report and semi-annual report to shareholders of the Fund upon request. Requests for such reports should be directed to Palmer Square Absolute Return Fund, 803 West Michigan Street, Milwaukee, WI  53233-2301, or by calling 1-866-933-9033.

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5%
of the Palmer Square Absolute Return Fund

Shareholder	Class	Percentage of Total Outstanding Shares of Class as of November 1, 2013
Charles Schwab & Co. San Francisco, CA 94105	Class I	60.84%
National Financial Services Inc. New York, NY 10281	Class I	20.29%
FIRTAN Manhattan, KS 66505	Class I	6.23%
HOCO Kansas City, MO 64106	Class I	5.36%

As of November 1, 2013, there were no shareholders owning of record more than 5% of the Class A shares of the Palmer Square Absolute Return Fund and none of the Trustees and officers of the Trust owned any shares of the Palmer Square Absolute Return Fund.